Exhibit 99.1

Vail Resorts Contacts:
Investor Relations:  Michael Barkin, (303) 404-1800, InvestorRelations@vailresorts.com
Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Fiscal 2015 Fourth Quarter and Full Year Results and Provides Fiscal 2016 Outlook
BROOMFIELD, Colo. - September 28, 2015 - Vail Resorts, Inc. (NYSE: MTN) today reported results for its fourth quarter and fiscal year ended July 31, 2015 and provided its outlook for the fiscal year ending July 31, 2016.
Highlights

•
Fiscal 2015 Resort Reported EBITDA, excluding the non-cash gain on the Park City litigation settlement, was $349.4 million. This includes incremental EBITDA of $7.4 million from Perisher and $5.5 million of litigation, transaction and integration related expenses associated with the Park City acquisition.

•	Net income attributable to Vail Resorts, Inc. was $114.8 million for fiscal 2015.

•
Sales of season passes through September 20, 2015 for the upcoming 2015/2016 ski season (excluding Perisher pass sales) increased approximately 16% in units and 22% in sales dollars versus the comparable period in the prior year.

•	The Company issued its fiscal 2016 guidance range, including a full year of Perisher results, with Resort Reported EBITDA expected to be between $405 million and $430 million.

Commenting on the Company’s fiscal 2015 results, Rob Katz, Chief Executive Officer, said, “We achieved another year of record-breaking Resort revenue and Resort Reported EBITDA. We are very pleased to complete the year with Resort Reported EBITDA, excluding the non-cash gain on the Park City litigation settlement and Perisher EBITDA, of $342.0 million which was within our original guidance range, despite the impact of challenging conditions in Tahoe throughout the season and in Utah this spring. Our season pass program continued to drive growth, customer loyalty and financial stability with season pass revenue, excluding Perisher, increasing 20.9% compared to the prior year. We experienced another outstanding year in Colorado with strong growth in effective ticket price (“ETP”) and guest spending in our ancillary businesses. Our summer business continues to grow as we build out Epic Discovery activities at Vail, Breckenridge and Heavenly and tap into the strong existing summer tourism in those markets. Finally, disciplined cost control played a critical part in achieving fiscal 2015’s strong results and increasing Resort EBITDA Margin by 330 basis points from fiscal 2014 to 25.6% in fiscal 2015, excluding the non-cash gain on the Park City litigation settlement and Perisher EBITDA.”
Commenting on the Company’s recent acquisitions, Katz said, “We are excited to head into fiscal 2016 with an even stronger network of world-class resorts and very attractive growth opportunities. In September 2014, we announced the acquisition of Park City and subsequently integrated the resort for the 2014/2015 ski season and outlined the $50 million transformational capital plan to connect Park City and Canyons for the 2015/2016 ski season. This transformational plan, one of the most ambitious and impactful investments in U.S. ski industry history, is on schedule and on budget and we are excited to welcome guests to the new Park City this winter, now the largest ski resort in the United States. On June 30, 2015, we closed on the acquisition of Perisher in Australia, our first international mountain resort. We have been thrilled with the in-season integration with the Perisher team and strong season to date results. Due to the timing of the closing, our results only include one month of peak season operating results from Perisher, which generated Resort Reported EBITDA from operations of AU$17.7 million (US$13.1 million excluding US$5.7 million of transaction, duties and transition costs). As we noted on our last earnings call, we saw very strong season pass growth of 68% heading into the season at Perisher and continue to see strong demand for the Epic Australia Pass since launching sales on August 14, 2015 for the 2016 Perisher season.”
Katz added, “For fiscal 2015 total Mountain net revenue increased 14.6% to $1.1 billion. Excluding the one month of Perisher results, total skier visits increased 6.5% driven by the addition of Park City and strong Colorado visitation, particularly at Breckenridge, partially offset by the 16.4% decline in Tahoe visits and challenging results at Canyons in the spring. Total ETP increased 10.1%, excluding Perisher, driven largely by season pass and lift ticket price increases across our resorts along with the migration of guests to our proprietary online advanced purchase channels. Our ancillary businesses also saw strong growth with ski school, dining and retail/rental revenue, excluding Perisher, up 12.9%, 10.2% and 3.2%, respectively, compared to the prior year. With a strong U.S. economy and robust high-end consumer demand for ski vacations, we are continuing to leverage our network of vertically integrated resorts and sophisticated marketing to drive guest spending.”
Regarding Lodging, Katz said, “Fiscal 2015 was very strong for our Lodging business with net revenue growing 5.1% and Lodging Reported EBITDA increasing 29.6% compared to fiscal 2014. These improvements were primarily driven by a 250 basis point improvement in occupancy and a 5.3% growth in average daily rate ("ADR"), resulting in a 12.0% improvement in revenue per available room ("RevPAR") compared to the prior year. The Colorado lodging market remained strong throughout the year due to robust transient demand and ADR growth. We also experienced strong demand and increased park visitation at Grand Teton Lodge Company in the fourth quarter, which led to substantial RevPAR and ancillary revenue growth.”
Turning to the real estate business, Katz commented, “We continue to see positive momentum and strong demand in the resort real estate markets where we operate. We generated $28.9 million of Net Real Estate Cash Flow in fiscal 2015 resulting from strong sales activity and a strengthening real estate market. During the fourth quarter we closed on five One Ski Hill Place units and two Ritz-Carlton Residences, Vail units. For the full fiscal year, we closed on fourteen One Ski Hill Place units and five Ritz-Carlton Residences, Vail units, as well as a property in Breckenridge that will be developed into a Marriott Residence Inn and a development land parcel in Vail. Since July 31, 2015, we have closed on two Ritz-Carlton Residences, Vail units and one land sale, and we currently have two One Ski Hill Place units under contract, which are expected to close in the first and second fiscal quarters of fiscal 2016. As of September 25, 2015 we have seven Ritz-Carlton Residences, Vail units and four One Ski Hill Place units remaining to be sold and approximately $97.3 million of real estate held for sale and investment associated with land parcels at our resorts.”
Katz continued, “Our balance sheet continues to be very strong. We ended the fiscal year with $35.5 million of cash on hand and $185.0 million of borrowings under the revolver portion of our senior credit facility, primarily as a result of funding the Perisher acquisition on June 30, 2015. Our Net Debt was 2.2 times trailing twelve months Total Reported EBITDA, which includes $317.5 million of capitalized long-term obligations associated with the Canyons transaction. During the fourth quarter of fiscal 2015, we completed the redemptions of $215.0 million 6.50% Senior Subordinated Notes and $41.2 million 6.95%

Eagle County Industrial Development Bonds, which were funded by a $250.0 million term loan under our senior credit facility and cash on hand. Additionally, I am very pleased to announce that our Board of Directors has declared a quarterly cash dividend on Vail Resorts' common stock. The quarterly dividend will be $0.6225 per share of common stock and will be payable on October 26, 2015 to shareholders of record on October 9, 2015.”
Operating Results
A complete Management’s Discussion and Analysis of Financial Condition and Results of Operations can be found in the Company’s Form 10-K for the fiscal year ended July 31, 2015 filed today with the Securities and Exchange Commission. The following are segment highlights:
Mountain Segment

•	Total skier visits for fiscal 2015, excluding Perisher, increased to 8.2 million, a 6.5% increase compared to the prior fiscal year.

•	Season pass revenue, excluding Perisher, increased $37.1 million, or 20.9%, compared to the prior fiscal year.

•	ETP, excluding season pass holders and Perisher, increased $7.04, or 8.8%, compared to the prior fiscal year.

•
Mountain Reported EBITDA for fiscal 2015, excluding the non-cash gain on the Park City litigation settlement and Perisher EBITDA, increased $68.2 million, or 27.1%, to $320.3 million, compared to the prior fiscal year.

•	Mountain Reported EBITDA includes $11.8 million and $10.3 million of stock-based compensation expense for fiscal 2015 and fiscal 2014, respectively.

Lodging Segment

•	Lodging net revenue (excluding payroll cost reimbursements) was $244.2 million for fiscal 2015 compared to $232.1 million for the prior fiscal year, a 5.3% increase.

•	ADR increased 5.3% and RevPAR increased 12.0% in fiscal 2015 at the Company's owned hotels and managed condominiums, compared to the prior fiscal year.

•	Lodging Reported EBITDA increased 29.6% to $21.7 million for fiscal 2015 compared to the prior fiscal year.

•	Lodging Reported EBITDA includes $2.6 million and $2.2 million of stock-based compensation expense for fiscal 2015 and fiscal 2014, respectively.

Resort - Combination of Mountain and Lodging Segments

•	Resort net revenue was $1,358.6 million for fiscal 2015, an increase of 12.7%, compared to the prior fiscal year.

•	Resort Reported EBITDA increased 36.1% to $365.8 million for fiscal 2015 (including the non-cash gain on the Park City litigation settlement and Perisher EBITDA), compared to the prior fiscal year.

Real Estate Segment

•	Real Estate segment net revenue was $41.3 million, a decrease of $7.4 million compared to the prior fiscal year.

•	Net Real Estate Cash Flow was $28.9 million for fiscal 2015.

•	Real Estate Reported EBITDA was negative $6.9 million for fiscal 2015, compared to negative $7.0 million for the prior fiscal year.

•	Real Estate Reported EBITDA includes $1.3 million and $1.7 million of stock-based compensation expense for fiscal 2015 and fiscal 2014, respectively.

Total Performance

•	Total net revenue was $1,399.9 million for fiscal 2015 compared to $1,254.6 million in the prior fiscal year, an 11.6% increase.

•
Net income attributable to Vail Resorts, Inc. was $114.8 million, or $3.07 per diluted share, for fiscal 2015, compared to net income attributable to Vail Resorts, Inc. of $28.5 million, or $0.77 per diluted share, in the prior fiscal year.

All references to Perisher results are in U.S. dollars, unless otherwise noted.

Season Pass Sales
Commenting on season pass sales, Katz said, “We are extremely pleased with our season pass sales to date. Through September 20, 2015, season pass sales increased approximately 16% in units and 22% in sales dollars, compared to the prior year period ended September 21, 2014 (excluding Perisher Freedom Pass and Epic Australia Pass sales in both periods). It’s encouraging that we maintained our growth rates from our early season sales, reflecting the strong enthusiasm from our guests for our pass products, which we believe offer the best value in the ski industry. Our growth continues to be driven in large part from our more sophisticated and targeted efforts to move destination guests into our season pass products, with this segment representing more than three quarters of this year’s growth. As always, we do expect our season pass growth rates to decline through the end of our selling season, given that some of our increase is driven by our efforts to encourage guests to purchase their passes earlier in the year. Typically at this point in the year, we have sold approximately 55% to 60% of our season passes for the upcoming ski season. The Epic Australia Pass, which replaced the Perisher Freedom Pass, went on sale on August 14, 2015. The Epic Australia Pass offers access to Perisher during the 2016 Australian ski season (June through September) and access to our U.S. resorts for the 2016/2017 ski season. To date, sales of the Epic Australia Pass are running 14% above sales of the Perisher Freedom Pass from the prior year.”
Guidance
Commenting on guidance for fiscal 2016, Katz said, “We estimate Resort Reported EBITDA for fiscal 2016 will be between $405 million and $430 million. Our Resort Reported EBITDA guidance includes the first year of the combined Park City, now including the former Canyons terrain, and the first full year of operating results for Perisher, both of which are in line with our previously issued expectations. We expect Resort EBITDA Margin to be approximately 27.5% in fiscal 2016, using the midpoint of the guidance range. This is an estimated 190 basis point increase over fiscal 2015, excluding the non-cash gain on the Park City litigation settlement and Perisher EBITDA. We estimate fiscal 2016 Real Estate Reported EBITDA to be between negative $4 million and positive $2 million, which includes a reduced allocation of corporate costs as the remaining condo inventory available for sale decreases. Net Real Estate Cash Flow is expected to be between $13 million and $28 million. Net income attributable to Vail Resorts, Inc. is expected to be between $118 million and $144 million in fiscal 2016. All of these estimates are predicted on an exchange rate of $0.71 between the Australian Dollar and U.S. Dollar.”
The following table reflects the forecasted guidance range for the Company's fiscal year ending July 31, 2016, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc. guidance for fiscal 2016.

	Fiscal 2016 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2016
	Low End Range	High End Range
Mountain Reported EBITDA (1)	$382,000	$403,000
Lodging Reported EBITDA (2)	20,000	30,000
Resort Reported EBITDA (3)	405,000	430,000
Real Estate Reported EBITDA (4)	(4,000)	2,000
Total Reported EBITDA	401,000	432,000
Depreciation and amortization	(163,000)	(157,000)
Loss on disposal of fixed assets, net	(2,500)	(500)
Change in fair value of contingent consideration (5)	—	—
Investment income, net	100	500
Interest expense	(44,000)	(41,000)
Income before provision for income taxes	191,600	234,000
Provision for income taxes	(73,700)	(90,300)
Net income	117,900	143,700
Net loss attributable to noncontrolling interests	100	300
Net income attributable to Vail Resorts, Inc.	$118,000	$144,000

(1) Mountain Reported EBITDA includes approximately $13 million of stock-based compensation.
(2) Lodging Reported EBITDA includes approximately $3 million of stock-based compensation.
(3) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high end of the expected ranges provided for the Mountain and Lodging segments, while possible, do not sum to the low or high end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.
(4) Real Estate Reported EBITDA includes approximately $1 million of stock-based compensation.
(5) Our guidance excludes any change in the fair value of contingent consideration which is based upon, among other things, financial projections including long-term growth rates for Park City, which such change may be material.

Earnings Conference Call
The Company will conduct a conference call today at 11:30 a.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (888) 500-6974 (U.S. and Canada) or (719) 325-2339 (international). A replay of the conference call will be available two hours following the conclusion of the conference call through October 12, 2015, at 12:30 p.m. eastern time.  To access the replay, dial (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international), pass code 9687856.  The conference call will also be archived at www.vailresorts.com.
About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. The Company's subsidiaries operate nine world-class mountain resorts and two urban ski areas, including Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Perisher in New South Wales, Australia; Afton Alps in Minnesota and Mt. Brighton in Michigan. The Company owns and/or manages a collection of casually elegant hotels under the RockResort brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyoming. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail

Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
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Forward-Looking Statements
Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options; adverse events that occur during our peak operating periods combined with the seasonality of our business; competition in our mountain and lodging businesses; high fixed cost structure of our business; our ability to fund resort capital expenditures; our reliance on government permits or approvals for our use of federal land or to make operational and capital improvements; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to our reliance on information technology; our failure to maintain the integrity of our customer or employee data; adverse consequences of current or future legal claims; a deterioration in the quality or reputation of our brands, including from the risk of accidents at our mountain resorts; our ability to hire and retain a sufficient seasonal workforce; risks related to our workforce, including increased labor costs; loss of key personnel; our ability to successfully integrate acquired businesses or future acquisitions; our ability to realize anticipated financial benefits from Park City; fluctuations in foreign currency exchange rates, in particular the Australian Dollar; impairments or write downs of our assets; changes in accounting estimates and judgments, accounting principles, policies or guidelines; and a materially adverse change in our financial condition; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2015.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Reported EBITDA, Reported EBITDA excluding the non-cash gain on the Park City litigation settlement, Reported EBITDA excluding the non-cash gain on the Park City litigation settlement and Perisher EBITDA, Resort EBITDA Margin, Resort EBITDA Margin excluding the non-cash gain on the Park City litigation settlement and Perisher EBITDA, Net Debt, Net Real Estate Cash Flow, Lodging net revenue excluding payroll cost reimbursement, and Lodging operating expense excluding reimbursed payroll costs, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). We define Reported EBITDA as segment net revenue less segment operating expense plus or minus segment equity investment income or loss plus gain on litigation settlement, and for the Real Estate segment plus gain on sale of real property. For Resort, we define Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. In this release, we also separately present Reported EBITDA excluding the non-cash gain on the Park City litigation settlement and Reported EBITDA excluding the non-cash gain on the Park City litigation settlement and Perisher EBITDA. We define Net Debt as long-term debt plus long-term debt due within one year less cash and cash equivalents. For the Real Estate segment, we define Net Real Estate Cash Flow as Real Estate Reported EBITDA, plus non-cash real estate cost of sales, non-cash stock-based compensation expense, and change in real estate deposits and recovery of previously incurred project costs less investment in real estate. For the Lodging segment, we primarily focus on Lodging net revenue excluding payroll cost reimbursement and Lodging operating expense excluding reimbursed payroll costs as the reimbursements are made based upon the costs incurred with no added margin, as such the revenue and corresponding expense have no effect on our Lodging Reported EBITDA, which we use to evaluate Lodging segment performance. Please see “Reconciliation of Non-GAAP Financial Measures” below for more information.
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Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended July 31,		Twelve Months Ended July 31,
	2015	2014	2015	2014
Net revenue:
Mountain	$81,061	$53,999	$1,104,029	$963,573
Lodging	69,373	62,593	254,553	242,287
Real estate	11,648	18,896	41,342	48,786
Total net revenue	162,082	135,488	1,399,924	1,254,646
Segment operating expense:
Mountain	131,554	111,198	777,147	712,785
Lodging	66,470	62,217	232,877	225,563
Real estate	12,895	20,144	48,408	55,826
Total segment operating expense	210,919	193,559	1,058,432	994,174
Other operating (expense) income:
Depreciation and amortization	(37,536)	(34,653)	(149,123)	(140,601)
Gain on sale of real property	—	—	151	—
Gain on litigation settlement	—	—	16,400	—
Loss on disposal of fixed assets and other, net	(1,205)	(369)	(2,057)	(1,208)
Change in fair value of contingent consideration	(900)	(1,400)	3,650	(1,400)
(Loss) income from operations	(88,478)	(94,493)	210,513	117,263
Mountain equity investment income (loss), net	426	(20)	822	1,262
Investment income, net	91	86	246	375
Interest expense	(10,131)	(15,252)	(51,241)	(63,997)
Loss on extinguishment of debt	(11,012)	(10,831)	(11,012)	(10,831)
(Loss) income before benefit (provision) for income taxes	(109,104)	(120,510)	149,328	44,072
Benefit (provision) for income taxes	38,936	45,087	(34,718)	(15,866)
Net (loss) income	$(70,168)	$(75,423)	$114,610	$28,206
Net loss attributable to noncontrolling interests	26	68	144	272
Net (loss) income attributable to Vail Resorts, Inc.	$(70,142)	$(75,355)	$114,754	$28,478
Per share amounts:
Basic net (loss) income per share attributable to Vail Resorts, Inc.	$(1.92)	$(2.08)	$3.16	$0.79
Diluted net (loss) income per share attributable to Vail Resorts, Inc.	$(1.92)	$(2.08)	$3.07	$0.77
Cash dividends declared per share	$0.6225	$0.4150	$2.0750	$1.2450
Weighted average shares outstanding:
Basic	36,438	36,192	36,342	36,127
Diluted	36,438	36,192	37,406	37,057
Other Data:
Mountain Reported EBITDA	$(50,067)	$(57,219)	$344,104	$252,050
Lodging Reported EBITDA	$2,903	$376	$21,676	$16,724
Resort Reported EBITDA	$(47,164)	$(56,843)	$365,780	$268,774
Real Estate Reported EBITDA	$(1,247)	$(1,248)	$(6,915)	$(7,040)
Total Reported EBITDA	$(48,411)	$(58,091)	$358,865	$261,734
Mountain stock-based compensation	$2,995	$2,635	$11,841	$10,292
Lodging stock-based compensation	$709	$604	$2,621	$2,203
Resort stock-based compensation	$3,704	$3,239	$14,462	$12,495
Real Estate stock-based compensation	$331	$446	$1,291	$1,729
Total stock-based compensation	$4,035	$3,685	$15,753	$14,224

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except ETP)
(Unaudited)

	Three Months Ended July 31,		Percentage Increase	Twelve Months Ended July 31,		Percentage Increase
	2015	2014	(Decrease)	2015	2014	(Decrease)
Net Mountain revenue:
Lift	$11,921	$—	nm	$536,458	$447,271	19.9%
Ski school	2,695	—	nm	126,206	109,442	15.3%
Dining	10,349	7,523	37.6%	101,010	89,892	12.4%
Retail/rental	23,590	21,986	7.3%	219,153	210,387	4.2%
Other	32,506	24,490	32.7%	121,202	106,581	13.7%
Total Mountain net revenue	$81,061	$53,999	50.1%	$1,104,029	$963,573	14.6%
Mountain operating expense:
Labor and labor-related benefits	$46,181	$40,127	15.1%	$291,582	$266,411	9.4%
Retail cost of sales	11,961	11,803	1.3%	87,817	88,291	(0.5)%
Resort related fees	1,911	1,187	61.0%	59,685	49,168	21.4%
General and administrative	31,159	25,187	23.7%	143,772	125,678	14.4%
Other	40,342	32,894	22.6%	194,291	183,237	6.0%
Total Mountain operating expense	$131,554	$111,198	18.3%	$777,147	$712,785	9.0%
Gain on litigation settlement	—	—	—%	16,400	—	nm
Mountain equity investment income (loss), net	426	(20)	2,230.0%	822	1,262	(34.9)%
Mountain Reported EBITDA	$(50,067)	$(57,219)	12.5%	$344,104	$252,050	36.5%

Total skier visits	277	—	nm	8,466	7,688	10.1%
ETP	$43.04	$—	nm	$63.37	$58.18	8.9%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except ADR and RevPAR)
(Unaudited)

	Three Months Ended July 31,		Percentage Increase	Twelve Months Ended July 31,		Percentage Increase
	2015	2014	(Decrease)	2015	2014	(Decrease)
Lodging net revenue:
Owned hotel rooms	$18,568	$16,256	14.2%	$57,916	$53,199	8.9%
Managed condominium rooms	9,273	8,740	6.1%	58,936	55,214	6.7%
Dining	14,671	13,007	12.8%	46,209	44,023	5.0%
Transportation	2,575	2,517	2.3%	23,079	22,006	4.9%
Golf	8,535	7,768	9.9%	16,340	15,410	6.0%
Other	12,949	11,979	8.1%	41,760	42,204	(1.1)%
	66,571	60,267	10.5%	244,240	232,056	5.3%
Payroll cost reimbursements	2,802	2,326	20.5%	10,313	10,231	0.8%
Total Lodging net revenue	$69,373	$62,593	10.8%	$254,553	$242,287	5.1%
Lodging operating expense:
Labor and labor-related benefits	$30,385	$28,710	5.8%	$110,168	$105,504	4.4%
General and administrative	7,379	6,471	14.0%	32,481	30,022	8.2%
Other	25,904	24,710	4.8%	79,915	79,806	0.1%
	63,668	59,891	6.3%	222,564	215,332	3.4%
Reimbursed payroll costs	2,802	2,326	20.5%	10,313	10,231	0.8%
Total Lodging operating expense	$66,470	$62,217	6.8%	$232,877	$225,563	3.2%
Lodging Reported EBITDA	$2,903	$376	672.1%	$21,676	$16,724	29.6%

Owned hotel statistics:
ADR	$201.08	$192.29	4.6%	$216.76	$205.59	5.4%
RevPAR	$133.77	$118.52	12.9%	$140.28	$131.04	7.1%
Managed condominium statistics:
ADR	$188.28	$186.77	0.8%	$316.32	$301.03	5.1%
RevPAR	$48.94	$43.76	11.8%	$101.19	$88.60	14.2%
Owned hotel and managed condominium statistics (combined):
ADR	$195.69	$189.94	3.0%	$270.84	$257.14	5.3%
RevPAR	$78.57	$69.12	13.7%	$112.67	$100.57	12.0%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of July 31,
	2015	2014
Real estate held for sale and investment	$129,825	$157,858

Total Vail Resorts, Inc. stockholders’ equity	866,568	820,843

Long-term debt	806,676	625,600
Long-term debt due within one year	10,154	1,022
Total debt	816,830	626,622
Less: cash and cash equivalents	35,459	44,406
Net debt	$781,371	$582,216

Reconciliation of Non-GAAP Financial Measures
Reported EBITDA, Reported EBITDA excluding the non-cash gain on the Park City litigation settlement, Reported EBITDA excluding the non-cash gain on the Park City litigation settlement and Perisher EBITDA, Resort EBITDA Margin, Resort EBITDA Margin excluding the non-cash gain on the Park City litigation settlement and Perisher EBITDA, Net Debt, and Net Real Estate Cash Flow are not measures of financial performance under GAAP, and they might not be comparable to similarly titled measures of other companies. Reported EBITDA, Reported EBITDA excluding the non-cash gain on the Park City litigation settlement, Reported EBITDA excluding the non-cash gain on the Park City litigation settlement and Perisher EBITDA, Resort EBITDA Margin, Resort EBITDA Margin excluding the non-cash gain on the Park City litigation settlement and Perisher EBITDA, Net Debt, and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP including net income, net change in cash and cash equivalents or other financial statement data.
Reported EBITDA and Net Real Estate Cash Flow have been presented herein as measures of the Company's performance. The Company believes that Reported EBITDA is an indicative measurement of the Company's operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company primarily uses Reported EBITDA based targets in evaluating performance. For Resort, the Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue, which is not a measure of financial performance under GAAP, as the Company believes it is an important measurement of operating performance. In this release, the Company also separately presents Reported EBITDA excluding the non-cash gain on the Park City litigation settlement and Reported EBITDA excluding the non-cash gain on the Park City litigation settlement and Perisher EBITDA. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company's ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment.

Presented below is a reconciliation of Reported EBITDA to net (loss) income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the three and twelve months ended July 31, 2015 and 2014.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended July 31,		Twelve Months Ended July 31,
	2015	2014	2015	2014
Mountain Reported EBITDA excluding gain on litigation settlement and Perisher EBITDA	$(58,535)	$(57,219)	$320,278	$252,050
Lodging Reported EBITDA	2,903	376	21,676	16,724
Resort Reported EBITDA excluding gain on litigation settlement and Perisher EBITDA*	(55,632)	(56,843)	341,954	268,774
Gain on litigation settlement	—	—	16,400	—
Perisher EBITDA	8,468	—	7,426	—
Resort Reported EBITDA*	(47,164)	(56,843)	365,780	268,774
Real Estate Reported EBITDA	(1,247)	(1,248)	(6,915)	(7,040)
Total Reported EBITDA	(48,411)	(58,091)	358,865	261,734
Depreciation and amortization	(37,536)	(34,653)	(149,123)	(140,601)
Loss on disposal of fixed assets and other, net	(1,205)	(369)	(2,057)	(1,208)
Change in fair value of contingent consideration	(900)	(1,400)	3,650	(1,400)
Investment income, net	91	86	246	375
Interest expense	(10,131)	(15,252)	(51,241)	(63,997)
Loss on extinguishment of debt	(11,012)	(10,831)	(11,012)	(10,831)
(Loss) income before benefit (provision) for income taxes	(109,104)	(120,510)	149,328	44,072
Benefit (provision) for income taxes	38,936	45,087	(34,718)	(15,866)
Net (loss) income	$(70,168)	$(75,423)	$114,610	$28,206
Net loss attributable to noncontrolling interests	26	68	144	272
Net (loss) income attributable to Vail Resorts, Inc.	$(70,142)	$(75,355)	$114,754	$28,478

*	Resort represents the sum of Mountain and Lodging

The following table reconciles Net Debt to long-term debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended July 31, 2015.

	(In thousands) (Unaudited) As of July 31, 2015
Long-term debt	$806,676
Long-term debt due within one year	10,154
Total debt	816,830
Less: cash and cash equivalents	35,459
Net debt	$781,371
Net debt to Total Reported EBITDA	2.2	x
Net debt to Total Reported EBITDA, excluding the non-cash gain on the Park City litigation settlement	2.3	x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and twelve months ended July 31, 2015 and 2014.

	(In thousands) (Unaudited) Three Months Ended July 31,		(In thousands) (Unaudited) Twelve Months Ended July 31,
	2015	2014	2015	2014
Real Estate Reported EBITDA	$(1,247)	$(1,248)	$(6,915)	$(7,040)
Non-cash Real Estate cost of sales	9,132	14,766	32,190	37,400
Non-cash Real Estate stock-based compensation	331	446	1,291	1,729
Change in Real Estate deposits and recovery of previously incurred project costs less investments in Real Estate	(1,291)	(2,564)	2,348	187
Net Real Estate Cash Flow	$6,925	$11,400	$28,914	$32,276

The following table reconciles Resort Net Revenue to Resort EBITDA Margin for fiscal 2015 and fiscal 2016 guidance.

	(In thousands) (Unaudited) Twelve Months Ended July 31, 2015	(In thousands) (Unaudited) Fiscal 2016 Guidance (2)
Resort net revenue (1)	$1,358,582	$1,520,000
Resort net revenue excluding Perisher (1)	$1,337,345	n/a
Resort Reported EBITDA (1)	$365,780	$417,500
Resort Reported EBITDA (1), excluding the non-cash gain on the Park City litigation settlement and Perisher EBITDA	$341,954	n/a
Resort EBITDA margin	26.9%	27.5%
Resort EBITDA margin, excluding the non-cash gain on the Park City litigation settlement and Perisher EBITDA	25.6%	n/a

(1) Resort represents the sum of Mountain and Lodging
(2) Represents the mid-point range of Guidance